EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                   MEDIA CONTACT
                                   Jim Fitzpatrick
                                   The Dilenschneider Group
                                   312-553-0700


                MERCURY FINANCE EXTENDS AGREEMENT WITH CREDITORS

                            FISCAL 1997 RESULTS FILED

     CHICAGO, April 1 - Mercury Finance Company (NYSE: MFN) announced today that the Company and its senior creditors have agreed to extend their forbearance agreement until June 3, 1998. The Company also reported that its has filed its 1997 year-end financial results with the Securities and Exchange Commission
(SEC).

     Under the terms of the agreement, Mercury will continue to keep interest payments current and will make periodic payments to reduce the principal of the outstanding debt as cash flow permits. The creditors, in return, have agreed not to take action against Mercury while the agreement is in effect. The forbearance agreement had technically expired on March 2, 1998. The original agreement was reached in July 1997 and has been periodically extended since then.

     The agreement applies to Mercury's senior debt, which as of March 31, 1998, was approximately $730 million. The holders of the subordinated debt, approximately $23 million, did not participate in the current extension of the agreement.

     In its Form 10-K for 1997, which was filed with the SEC on March 27, Mercury reported a net loss of $74.2 million for the year, compared to a net loss of $29 million in 1996.

     The loss from operations in 1997 was $38.2 million. Non-operating expenses included charges related to the sale of the Lyndon insurance subsidiary of $31.6 million and other costs of $20.7 million, primarily relating to professional fees incurred addressing issues arising as a result of the previously disclosed financial irregularities. The loss from operations for 1996 was $49.4 million, including the effect of the adoption of "static pooling," which increased the provision for credit losses by approximately $89 million.

     Comparative operating performance in 1997 was negatively affected by lower interest income as a result of a smaller portfolio, increased interest expense as a result of default rates, and the sale of the profitable Lyndon operations during the beginning of 1997. Further analysis and discussion can be found in the Annual Report on Form 10-K, which can be viewed on the EDGAR Database maintained by the SEC at http://www.sec.gov.